Exhibit K.5

OVERHEAD ALLOCATION AGREEMENT

THIS OVERHEAD ALLOCATION AGREEMENT (this “Agreement”) is entered into as of             , 2006 by and among Kohlberg Capital, LLC, a Delaware limited liability company (the “Company”), and Katonah Debt Advisors, L.L.C., a Delaware limited liability company (“KDA”).

Reference is made to that certain lease by and among KDA and 295 Madison Realty Co. LLC, a Delaware limited liability company, with respect to a portion of real property located at 295 Madison Avenue, New York, New York (the “Property”), which lease is attached hereto as Exhibit A and incorporated herein by reference (together with all amendments, modifications, renewals, extensions, and replacements, collectively, the “Lease”).

The Company hereby agrees that it will reimburse KDA for 50% of all expenses associated with the Property and the Lease, including but not limited to rent payments, utilities payments, real estate taxes, commercial rent taxes, shared telephone and data lines, and other expenses that are deemed, in whole or in part, to be for the benefit of the Company.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives to be effective as of the date first written above.

KOHLBERG CAPITAL CORPORATION	KATONAH DEBT ADVISORS, L.L.C.

By:	By:
Name:	Name:
Title:	Title:

The undersigned, as the resulting corporation from the conversion of Kohlberg Capital, LLC under Section 265 of the Delaware General Corporation Law, hereby acknowledges and agrees that it is a party to and bound by this Agreement as fully as if it had been an original signatory hereto in the place and stead of Kohlberg Capital, LLC.

KOHLBERG CAPITAL CORPORATION

By:
Name:
Title:

Exhibit A